Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony G. Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5345	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE FOURTH QUARTER OF FISCAL YEAR 2024

Spokane Valley, WA— August 2, 2024 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the fourth quarter of fiscal year ended June 29, 2024.

As previously disclosed, Key Tronic detected a cybersecurity incident on May 6, 2024 that caused disruptions and limited access to portions of the Company’s business applications supporting operations and corporate functions, including financial and operating reporting systems, at its Mexico and U.S. sites during the fourth quarter of fiscal 2024.

During the disruption of business, Key Tronic continued to pay wages in accordance with statutory requirements. The Company also deployed new IT-related infrastructure and engaged cyber security experts to remediate the incident. Due to this event, the Company incurred approximately $2.3 million of additional expenses and believes that it lost approximately $15 million of revenue during the fourth quarter. Most of these orders are recoverable and are expected to be fulfilled in fiscal year 2025. Partially offsetting these additional expenses was an insurance gain in the amount of $0.7 million that was also recorded during the quarter.

As a result, Key Tronic expects to report revenue of approximately $125 million for the fourth quarter of fiscal 2024, and a net loss of approximately $0.00 per share, both of which are below previous guidance.

Key Tronic expects revenue and earnings to rebound in the first quarter of fiscal year 2025 as production has resumed across its facilities. In addition, the Company is beginning to realize operational efficiencies as a result of headcount reductions announced in the third quarter of fiscal year 2024, coupled with a favorable weakening in the Mexican Peso to the US dollar of approximately 10% that occurred during June. At the same time, Key Tronic continues to win new programs and reduce inventories to be more in line with current revenue levels.

For the first quarter of 2025, the Company expects to report revenue in the range of $140 million to $150 million and earnings in the range of $0.10 to $0.20 per diluted share.

The revenue and earnings estimates for the fourth quarter of fiscal 2024, and the first quarter of fiscal 2025, and the finalization of financial results for the fourth quarter of 2024, are subject to completion of the Company’s quarterly close and review procedures which are still ongoing. The Company plans to report its complete results and host its earnings conference call for the fourth quarter of fiscal 2024 on August 13, 2024. Details for the conference call have been announced in a separate press release.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, including as a result of the impact of the cybersecurity incident, cost savings from workforce reduction, demand for certain products and the effectiveness of some of our programs, business from customers and programs, and impacts from operational streamlining and efficiencies. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the completion of the Company’s investigation regarding the cybersecurity incident, including the possibility that containment and remediation may not be successful; the improper use of exfiltrated information from the cybersecurity incident and related regulatory proceedings or litigation; the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.
2